UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) November 13, 2006

MICHAEL BAKER CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

1-6627	25-0927646

(Commission File Number)	(IRS Employer Identification No.)

100 Airside Drive Moon Township, Pennsylvania	15108

(Address of Principal Executive Offices)	(Zip Code)

(412) 269-6300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance And Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 13, 2006, Michael Baker Corporation (the “Company”) terminated Employment Continuation Agreements with all eight employees having such agreements, including its executive officers William P. Mooney, H. James McKnight, and Bradley L. Mallory. With respect to its former executive officers, Donald P. Fusilli, Jr. and Richard W. Giffhorn, the events necessary for their Employment Continuation Agreements to become effective had not occurred prior to their termination of employment earlier in 2006.
     Under the Employment Continuation Agreements, the executives agreed to remain in the Company’s employment for a designated period of twenty-four to thirty-six months following the date of a change of control, and the Company agreed to provide salary and benefits at levels commensurate with those prior to the change of control for that period. The Agreements further provided that if the executive’s employment was terminated following a change in control for reasons other than death, disability, voluntary termination (except a voluntary termination for good reason as defined in the Agreements), or was terminated by the Company other than for cause (as defined in the Agreements), during that period, the Company would pay the executives their (i) earned salary, (ii) a severance amount equal to two to three times the sum of the executives’ annual base salary and the executive’s average bonus for the five fiscal years preceding the change of control, and (iii) obligations accrued under applicable benefit plans and programs, and continue their benefits for two to three years. Furthermore, under certain circumstances, the executives would receive similar benefits if their employment was terminated in contemplation of a change of control and a change of control occurred within one year following such termination.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICHAEL BAKER CORPORATION
By:	/s/ Richard L. Shaw

Richard L. Shaw
Chief Executive Officer
Date: November 17, 2006